FOR IMMEDIATE RELEASE

ELEPHANT & CASTLE GROUP INC.

ELEPHANT & CASTLE GROUP INC. ENTERS INTO DEFINITIVE AGREEMENT

VANCOUVER, BRITISH COLUMBIA, CANADA – January 23, 2007 Elephant & Castle Group Inc. (the “Company”) (OTCBB - PUBSF) today announced that it has entered into a definitive agreement (the “Arrangement Agreement”) with Repechage Investments Limited, a corporation based in Halifax, Nova Scotia (“Repechage Investments”) and Repechage Restaurant Group Ltd. (“Repechage”), a wholly-owned subsidiary of Repechage Investments, with respect to the previously announced acquisition by Repechage of all outstanding securities of the Company. The transaction will result in a purchase price of US$0.7982 per common share and US$2.3946 per preferred share of the Company and will be implemented by way of a court approved plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia).

Pursuant to the terms of the Arrangement, Repechage will also acquire all outstanding share purchase warrants of the Company at a price equal to the amount by which the per share consideration under the Arrangement exceeds the exercise price of such warrants, and all principal and interest due to holders of the Company’s senior debt will be repaid in full.

The board of directors of the Company has received a fairness opinion from Capital West Partners with respect to the acquisition consideration and has recommended approval of the acquisition by the Company’s shareholders. The parties anticipate closing the Arrangement in the first calendar quarter of 2007. The Arrangement is conditional upon, among other customary closing conditions, the approval by the Company’s common shareholders and the Company’s creditors, as well as approval of the Arrangement by the British Columbia Supreme Court. The Company will apply to the British Columbia Supreme Court for an interim order calling a special meeting of its common shareholders and creditors to be held in March 2007.

The Arrangement Agreement includes a commitment by the Company not to solicit alternate transactions to the Arrangement. In addition, the Company has granted a right to Repechage to match an unsolicited competing offer.

Repechage has also entered into agreements with each of GE Investment Private Placement Partners II, Crown Life Insurance Company, Rick Bryant, CEO of the Company, Roger Sexton, CFO of the Company and Peter Laurie, COO of the Company, holders of approximately 92% of the Company’s outstanding share capital on a fully-diluted basis, pursuant to which each of such holders have agreed to support the Arrangement.

About Repechage Investments

Repechage Investments is an investment company formed under the laws of Newfoundland and Labrador that holds investments in the transportation, service and real estate sectors. Repechage Investments is closely held, with a majority of its shares being held by David L. Dobbin and members of his family.

About the Company

Elephant & Castle Group Inc. is the premier operator and franchisor of authentic British-style pubs with 24 locations throughout North America.

This press release contains forward-looking statements, including those relating to the satisfaction of the obligations contained in the Arrangement Agreement, the meetings of the Company’s common shareholders and creditors to consider the transaction with Repechange Investments and Repechage and the closing of such transaction. Forward-looking statements include statements about plans and proposals for future actions, or events or conditions that may occur in the future. The words “believe,” “expect,” “intend,” “anticipate,” “propose,” or variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties and other factors that could cause actual events, conditions or results to differ materially from those anticipated in the forward-looking statements, as a result of a variety of risks, uncertainties and other factors, including, without limitation, the possibility that all information needed for the management information circular and proxy statement may not be delivered when anticipated, the management information circular and proxy statement may take longer than anticipated to prepare, that conditions to closing of the definitive agreement may not be satisfied, that one or more third parties may make competing acquisition proposals, commence litigation or take other action to seek to delay or prevent consummation of a transaction, or other events may cause the Company’s board of directors to deem it advisable to hold the common shareholder and creditor meetings at a different time or place than presently anticipated. The Company assumes no obligation to update forward-looking statements to reflect future events.

Elephant & Castle Group Inc.
12h Floor, 1190 Hornby Street, Vancouver, BC V6Z 2K5
Ph: (604) 684-6451 Fax: (604) 684-8595